Exhibit 99.1
LogMeIn Announces Second Quarter 2010 Results
Reports $23.5 Million in Revenue, $7.8 Million in Operating Cash Flow and $38.4 Million in Deferred Revenue
Woburn, Mass., July 28, 2010 — LogMeIn, Inc. (NASDAQ: LOGM), a leading provider of SaaS-based, remote-connectivity solutions, today announced results for the quarter ended June 30, 2010.
For the second quarter of 2010, revenue increased 30 percent to $23.5 million from $18.0 million reported in the second quarter of 2009. Net income attributable to common stockholders increased to $9.0 million, or $0.37 per diluted share, from $1.7 million, or $0.10 per diluted share, reported in the second quarter of 2009. Included in net income for the second quarter of 2010 was a one-time tax benefit of $5.6 million, or $0.23 per diluted share, associated with the reversal of a valuation allowance related to certain deferred tax assets.
Non-GAAP net income for the second quarter of 2010 increased 54 percent to $4.8 million, or $0.20 per diluted share, based on 24.6 million shares outstanding. This compares to non-GAAP net income for the second quarter of 2009 of $3.1 million, or $0.17 per diluted share, based on 18.1 million shares outstanding. Non-GAAP net income for the second quarter of 2010 excludes $186,000 in amortization of intangibles, $1.2 million in stock compensation expense and a $5.6 million one-time tax benefit associated with the reversal of the valuation allowance described above. A reconciliation of the comparable GAAP financial measures to the non-GAAP measures used above is included in the attached tables.
The Company reported cash flow from operations of $7.8 million for the second quarter of 2010. Cash flow from operations as reported has been reduced by $1.2 million of non-cash tax benefit associated with the exercise of employee stock options, which for GAAP reporting purposes is required to be shown as a cash inflow from financing activities. Non-GAAP cash flow from operations for the second quarter of 2010 was $9.0 million, or 38 percent of revenue, which represents an increase of 81 percent over the second quarter of 2009. The Company closed the quarter with cash, cash equivalents and short-term investments of $146.5 million.
Additionally, the Company reported total deferred revenue of $38.4 million, an increase of $2.0 million over the prior quarter. Total premium customers were approximately 405,000, an increase of 65,000 customers during the quarter versus an increase of approximately 40,000 in the first quarter of 2010.
“We achieved strong growth across all major product lines this quarter, as our investments in technology that enables connectivity and mobility translated into a significant increase in premium customers, expanded customer relationships, and our one billionth remote session milestone,” said Michael Simon, president and CEO of the Company. “The quarter also saw the introduction of significant new innovations in our access and support solutions that helped to increase conversion rates, extend our value proposition, and provide a platform for future growth.”
“The introduction and strong demand for the iPad created an interesting opportunity for both our access and support businesses. Our remote access application, Ignition for iPad, has been among the top grossing iPad apps since it was launched in April. Additionally, we expanded our mobile capabilities within our Rescue product to offer remote support for the iPad, giving IT helpdesks and support organizations the tools they need to help with the tablet’s rapid introduction into the workplace.
“Looking forward, in July we released LogMeIn Ignition for Android — our first product designed for this emerging platform. Additionally, we remain enthusiastic about the collaboration market. Our collaboration product, which is intended to provide fast, simple screen sharing for anything from impromptu meetings to scheduled events, entered open beta this week,” continued Simon.
The Company also announced that it expects Intel Corporation to discontinue the Remote PC Assist Service that it offers with the Company in the fourth quarter of 2010 and to terminate its connectivity service and marketing agreement with the Company early. Under the Company’s four-year agreement with Intel, signed in December 2007, Intel has paid the Company a minimum license and service fee of $1.25 million per quarter. If terminated in the fourth quarter of 2010, Intel will not owe the Company any fees associated with 2011 but will be required to pay the Company a one-time termination payment of $2.5 million.
“We were pleased to work with Intel to develop an out-of-band connectivity service” said Simon. “However, current market demand for this technology was not sufficient for the two companies to continue to offer this service.”
“We believe our strong performance in the first half of 2010, combined with our new products, provides a solid foundation for continued revenue, cash flow and earnings growth for the remainder of the year. We remain optimistic about our business prospects, market position and market opportunity. Accordingly, we are raising our outlook for our third quarter and fiscal year.”
Business Outlook
Based on information available as of July 28, 2010, the Company is issuing guidance for the third quarter 2010 and fiscal year 2010 as follows:
Third Quarter 2010: The Company expects third quarter 2010 revenue to be in the range of $24.1 million to $24.4 million.
Non-GAAP net income is expected to be in the range of $4.4 million to $4.7 million and non-GAAP net income per diluted share is expected to be in the range of $0.18 to $0.19. Non-GAAP net income excludes an estimated $111,000 in amortization of intangibles and $1.4 million in stock compensation expense.
Net income, which includes an estimated $111,000 in amortization of intangibles and $1.4 million in stock compensation expense, is expected to be in the range of $2.9 million to $3.2 million, or $0.12 to $0.13 per share.
Non-GAAP net income and net income assume an effective tax rate of approximately 10 percent.
Net income per diluted share calculations for the third quarter of 2010 are based on estimated fully-diluted weighted average shares outstanding of 24.8 million shares.
Fiscal Year 2010: The Company expects fiscal year 2010 revenue, excluding any revenue related to the expected early termination of the Intel agreement, to be in the range of $93.5 million to $94.5 million.
Non-GAAP net income, excluding the impact related to the expected early termination of the Intel agreement, is expected to be in the range of $17.3 million to $18.5 million and non-GAAP net income per diluted share is expected to be in the range of $0.70 to $0.75. Non-GAAP net income excludes an estimated $600,000 in amortization of intangibles, $5.3 million in stock compensation expense and a one-time tax benefit of $5.6 million associated with the reversal of a valuation allowance related to certain deferred tax assets.
Net income, excluding the impact related to the expected early termination of the Intel agreement, which includes an estimated $600,000 in amortization of intangibles, $5.3 million in stock compensation expense and the one-time tax benefit of $5.6 million, is expected to be in the range of $17.0 million to $18.2 million, or $0.69 to $0.74 per share.
Non-GAAP net income assumes an effective tax rate for the fiscal year of approximately 10 percent. Excluding the one-time tax benefit of $5.6 million, net income assumes an effective tax rate for the fiscal year of approximately 10 percent.
Net income per diluted share calculations for 2010 are based on estimated fully diluted weighted average shares outstanding of 24.7 million shares.
Conference Call Information for Today, Wednesday, July 28, 2010
The Company will host a corresponding conference call and live webcast at 5:00 p.m. Eastern Time today. To access the conference call, dial 1-877-941-1427 (for the U.S. and Canada) or 1-480-629-9664 (for international callers). A live webcast will be available on the Investor Relations section of the Company’s corporate website at http://www.LogMeIn.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 7:00 p.m. Eastern Time on July 28, 2010 until 11:59 p.m. Eastern Time on August 4, 2010, by dialing 1-800-406-7325 (for the U.S. and Canada) or 1-303-590-3030 (for international callers) and entering pass code 4329711#.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures including non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP cash flow from operations. Non-GAAP operating income excludes the amortization of intangibles and stock compensation expense. Non-GAAP net income and non-GAAP net income per diluted share exclude the amortization of intangibles, stock compensation expense and expenses related to the accretion of redeemable convertible preferred stock. Non-GAAP net income further excludes a one-time tax benefit associated with the reversal of a valuation allowance. Non-GAAP cash flow from operations includes a non-cash tax benefit associated with the exercise of employee stock options. The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods and uses these measures in financial reports prepared for management and the Company’s board of directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software-as-a-service companies, many of which present similar non-GAAP financial measures to investors.
The Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.
Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included in this release.
About LogMeIn, Inc.
LogMeIn (Nasdaq:LOGM) makes it easy to control and access remote devices — desktops, laptops, point-of-sale systems, medical devices, smartphones and more — from any internet-connected computer, including an iPad™, iPhone® or in-dash computer of the Ford F-150 pick-up truck. Over 28 million registered users have connected more than 100 million devices using LogMeIn for business productivity, personal mobility and IT support. LogMeIn is based in

Woburn, Massachusetts, USA, with offices in Australia, Hungary, the Netherlands, Brazil and the UK, and on the web at http://www.LogMeIn.com.
Cautionary Language Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the value and effectiveness of the Company’s products, the introduction of product enhancements or additional products, the Company’s growth, expansion and market leadership, the Company’s relationship with Intel and the Company’s financial guidance for fiscal year 2010 and the third quarter of 2010. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, dependence on the remote support and software market, customer adoption of the Company’s solutions, the Company’s ability to attract new customers and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, intellectual property litigation, the Company’s ability to continue to promote and maintain its brand in a cost-effective manner, the Company’s ability to compete effectively, the Company’s ability to develop and introduce new products and add-ons or enhancements to existing products, the Company’s ability to manage growth, the Company’s ability to attract and retain key personnel, the Company’s ability to protect its intellectual property and other proprietary rights, and other risks detailed in the Company’s other publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.
LogMeIn, LogMeIn Central, LogMeIn Pro2, LogMeIn Hamachi2, LogMeIn Free, LogMeIn Rescue
and LogMeIn Ignition are trademarks or registered trademarks of LogMeIn in the US and other countries. iPhone and iPad are trademarks of Apple, Inc. in the US and other countries around the world. Intel is the trademark of Intel Corporation in the US and other countries around the world.

Contact Information:
Investors
Erica Abrams or Matthew Hunt
Blueshirt Group
415-217-5864, 415-489-2194
erica@blueshirtgroup.com
matt@blueshirtgroup.com
Press
Craig VerColen
LogMeIn, Inc.
781-897-0696
Press@LogMeIn.com

LogMeIn, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	December 31,	June 30,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$100,290	$71,199
Marketable securities	29,956	75,348
Accounts receivable, net	4,150	3,878
Prepaid expenses and other current assets	1,834	1,707
Deferred income taxes	—	1,994

Total current assets	136,230	154,126
Property and equipment, net	4,859	4,798
Restricted cash	373	337
Acquired intangibles, net	751	574
Goodwill	615	615
Other assets	31	19
Deferred income taxes	—	4,077

Total assets	$142,859	$164,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,328	$2,275
Accrued liabilities	7,324	8,079
Deferred revenue, current portion	32,191	36,889

Total current liabilities	41,843	47,243
Deferred revenue, net of current portion	1,912	1,494
Other long-term liabilities	595	399

Total liabilities	44,350	49,136

Commitments and contingencies
Stockholders’ equity:
Common stock	224	233
Additional paid-in capital	122,465	128,245
Accumulated deficit	(24,183)	(12,466)
Accumulated other comprehensive income (loss)	3	(602)

Total stockholders’ equity	98,509	115,410

Total liabilities and stockholders’ equity	$142,859	$164,546

LogMeIn, Inc.
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Revenue	$18,007	$23,493	$35,204	$44,818
Cost of revenue	1,853	2,265	3,598	4,485

Gross profit	16,154	21,228	31,606	40,333

Operating expenses
Research and development	2,904	3,760	5,908	7,314
Sales and marketing	8,874	10,807	17,319	20,648
General and administrative	1,787	2,677	3,442	5,480
Amortization of acquired intangibles	82	82	164	164

Total operating expenses	13,647	17,326	26,833	33,606

Income from operations	2,507	3,902	4,773	6,727

Interest income, net	8	140	24	254
Other income (expense)	(100)	28	(160)	(36)

Income before for income taxes	2,415	4,070	4,637	6,945
Benefit (provision) for income taxes	(75)	4,911	(164)	4,772

Net income	2,340	8,981	4,473	11,717

Accretion of redeemable convertible preferred stock	(631)	—	(1,262)	—

Net income attributable to common stockholders	$1,709	$8,981	$3,211	$11,717

Net income attributable to common stockholders per share:
basic	$0.10	$0.39	$0.20	$0.51
diluted	$0.10	$0.37	$0.20	$0.48
Weighted average shares outstanding:
basic	4,022,388	23,132,807	4,005,007	22,889,735
diluted	4,022,388	24,551,399	4,005,007	24,464,395
Calculation of Non-GAAP Operating Income, Non-GAAP Net Income and Non-GAAP Net Income per share (unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010

GAAP Income from operations	$2,507	$3,902	$4,773	$6,727

Add Back:
Amortization of intangibles included in cost of revenue	104	104	208	208
Amortization of intangibles included in operating expense	82	82	164	164
Stock-based compensation expense	606	1,213	1,214	2,240

Non-GAAP Operating income	3,299	5,301	6,359	9,339

Other income (expense), net	(92)	168	(136)	218

Non-GAAP Income before provision for income taxes	3,207	5,469	6,223	9,557

Provision for income taxes (For the three and six months ended June 30, 2010, excludes a tax benefit for the reversal of a valuation allowance related to U.S. and certain foreign deferred tax assets)	(75)	(661)	(164)	(800)

Non-GAAP Net income	$3,132	$4,808	$6,059	$8,757

Non-GAAP Diluted net income per share:	$0.17	$0.20	$0.34	$0.36
Diluted weighted average shares outstanding used in computing per share amounts:	18,090,295	24,551,399	18,041,298	24,464,395
Stock-Based Compensation Expense
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010

Stock-based compensation expense:
Cost of revenue	$15	$105	$29	$137
Research and development	95	137	176	273
Sales and marketing	238	377	458	613
General and administrative	258	594	551	1,217

Total stock based-compensation	$606	$1,213	$1,214	$2,240

LogMeIn, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Cash flows from operating activities
Net income	$2,340	$8,981	$4,473	$11,717
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	759	919	1,478	1,860
Amortization of premiums on investments	—	66	—	100
Provision for bad debts	40	13	55	43
Deferred income taxes	4	(4,885)	8	(4,881)
Income tax benefit from the exercise of stock options	—	(1,186)	—	(1,186)
Stock-based compensation	606	1,213	1,214	2,240
Gain on disposal of equipment	—	(1)	—	(2)
Changes in assets and liabilities:
Accounts receivable	(1,184)	(552)	(548)	229
Prepaid expenses and other current assets	(435)	(77)	(208)	127
Other assets	(27)	38	(23)	10
Accounts payable	16	(418)	(62)	(136)
Accrued liabilities	1,062	1,797	543	954
Deferred revenue	1,539	2,016	2,190	4,281
Other long-term liabilities	245	(146)	248	(196)

Net cash provided by operating activities	4,965	7,778	9,368	15,160

Cash flows from investing activities
Purchases of marketable securities	—	(50,017)	—	(105,348)
Proceeds from maturity of marketable securities	—	35,000	—	60,000
Purchases of property and equipment	(1,906)	(973)	(2,113)	(1,338)
Cash paid towards the purchase of intangible assets	—	(194)	—	(194)
Increase in restricted cash and deposits	(1)	—	(1)	—

Net cash used in investing activities	(1,907)	(16,184)	(2,114)	(46,880)

Cash flows from financing activities
Payments of issuance costs related to initial public offering of common stock	(164)	—	(166)	—
Payments of issuance costs related to secondary offering of common stock	—	—	—	(210)
Proceeds from issuance of common stock upon option exercises	17	1,015	67	2,365
Income tax benefit from the exercise of stock options	—	1,186	—	1,186

Net cash (used in) provided by financing activities	(147)	2,201	(99)	3,341

Effect of exchange rate changes on cash and cash equivalents and restricted cash	126	(578)	48	(712)

Net increase (decrease) in cash and cash equivalents	3,037	(6,783)	7,203	(29,091)
Cash and cash equivalents, beginning of period	27,079	77,982	22,913	100,290

Cash and cash equivalents, end of period	$30,116	$71,199	$30,116	$71,199

Calculation of Non-GAAP Cash Flows from Operating Activities (unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010

GAAP Cash flows from operating activities	$4,965	$7,778	$9,368	$15,160

Add Back:
Non-cash income tax benefit from exercise of stock options	—	1,186	—	1,186

Non-GAAP Adjusted Cash flows from operating activities	$4,965	$8,964	$9,368	$16,346